As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FITLIFE BRANDS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	20-3464383
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5214 S. 136th Street, Omaha, NE 68137
(Address of Principal Executive Offices)

FitLife Brands, Inc. 2019 Omnibus Incentive Plan
(Full title of the plan)

Dayton Judd
Chief Executive Officer
Fitlife Brands, Inc.
5214 S. 136th Street
Omaha, NE 68137
(Name and address of agent for service)

402-333-5260
 (Telephone number, including area code, of agent for service)

Copies to:
Daniel W. Rumsey, Esq.
Disclosure Law Group,
a Professional Corporation
655 W. Broadway, Suite 870
San Diego, California 92101
 (619) 272-7050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (“Common Stock”), to be issued under the 2019 Omnibus Incentive Plan	100,000	$37.50	$3,750,000	$409.13

(1)
Pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock of Fitlife Brands, Inc. (the “Registrant” or the “Company”) that may become issuable under the 2019 Omnibus Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the OTCQX tier of the OTC Marketplace on June 24, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

FitLife Brands, Inc. (the “Company”) files this Registration Statement on Form S-8 in connection with the Registrant's 2019 Omnibus Incentive Plan (the “Plan”). The Company will provide each recipient of a grant under the Plan (the “Recipients”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The Company will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting the Company at:

FitLife Brands, Inc.
5214 S. 136th Street
Omaha, Nebraska 68137
(402) 333-5260

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents that have been filed by the Registrant with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 26, 2021;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on May 14, 2021;

●	Current Report on Form 8-K, as filed with the SEC on February 5, 2021;

●	Current Report on Form 8-K, as filed with the SEC on March 4, 2021;

●	Current Report on Form 8-K, as filed with the SEC on April 13, 2021;

●	Current Report on Form 8-K, as filed with the SEC on May 3, 2021;

●	Current Report on Form 8-K, as filed with the SEC on June 8, 2021; and

●
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2/A as declared effective by the Securities and Exchange Commission on December 20, 2006 (SEC File Number 333-128986), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to our Corporate Secretary at the Company.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.  Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 78.7502 of the Nevada Revised Statutes (“NRS”), the Articles of Incorporation, as amended (“Charter”), of the Company provide that the Company shall indemnify each and every officer and director to the fullest extent permitted by applicable state law. Consequently, the directors and officers of the Company generally will not be personally liable to the Company or the stockholders for monetary damages unless:

●
the director’s or officer’s act or failure to act constitutes a breach of his or her fiduciary duties as a director or officer, and his breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

●
the director or officer does not act in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his or her conduct was unlawful.

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify and hold harmless each person who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of having been a director or officer of the Company, or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer. The Bylaws further provide that the Company shall reimburse each such person for all legal and other expenses reasonably incurred in connection with any such claim or liability; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct. The right of any person to be indemnified under the Bylaws is subject to the right of the Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

The rights accruing to any person under the provisions of the Company’s Bylaws do not exclude any other right to which an officer or director may be entitled, including rights pursuant to the NRS, our Charter, indemnification agreements, a vote of stockholders or disinterested directors, or otherwise.

The Company has entered into, and may in the future enter into, agreements relating to indemnification with certain of directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. Indemnification agreements may provide that the Company will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The Company currently maintains directors' and officers' liability insurance. Indemnification agreements may also provide for partial indemnification for a portion of expenses incurred by a director or officer even if the director or officer is not entitled to indemnification for the total amount.

In accordance with permissive provisions in the Company’s Bylaws, we may maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was a director, officer, employee or other agent of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of another entity regarding which indemnification is sought, and the Company not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit	Description

5.1*	Opinion and Consent of Disclosure Law Group, a Professional Corporation
10.1	FitLife Brands, Inc.’s 2019 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement filed with the Securities and Exchange Commission on July 12, 2019).
23.1*	Consent of Weaver and Tidwell, L.L.P.

* filed herewith

Item 9.  Undertakings.

A.
The undersigned Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on June 25, 2021.

FITLIFE BRANDS, INC.

By:	/s/ Dayton Judd
Dayton Judd
Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Dayton Judd Dayton Judd	Chief Executive Officer, Chairman of the Board (Principal Executive Officer)	June 25, 2021

By: /s/ Susan Kinnaman Susan Kinnaman	Chief Financial Officer (Principal Financial Officer)	June 25, 2021

By: /s/ Grant Dawson Grant Dawson	Director	June 25, 2021

By: /s/ Lewis Jaffe Lewis Jaffe	Director	June 25, 2021

By: /s/ Todd Ordal Todd Ordal	Director	June 25, 2021

By: /s/ Seth Yakatan Seth Yakatan	Director	June 25, 2021